Exhibit 99.1
Hillenbrand Reports 2.4% Decline in Earnings Per Share
on 3.8% Lower Revenues in Third Quarter 2009
•	Revenue results are consistent with estimated 4 percent decline in North American burial market.

•	Despite continued industry price competition, gross margin increased 140 basis points.
BATESVILLE, Ind., Aug. 12, 2009, Hillenbrand, Inc. (NYSE: HI) — /PR Newswire-First Call/ — Hillenbrand, Inc. reported net revenues of $158.7 million for the third quarter of 2009, which ended June 30, 2009, a $6.3 million (3.8 percent) decline from the same period in fiscal 2008. The company posted net income of $25.4 million, a $1.3 million (4.9 percent) decline. The difference in as-adjusted net income for the quarter was negligible, reflecting minimal spending for separation costs and antitrust litigation. Earnings per diluted share decreased by $0.01 (2.4 percent) over the prior year period, from $0.42 to $0.41.
“Burial demand is typically diminished in the third and fourth quarters as a result of the seasonal effect of death trends. This year has been a bit unusual as there was a minimal instance of influenza and pneumonia, resulting in fewer North American burials,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand, Inc. “Additionally, the severity of the recession and uncertainty around improvements in the economy appear to have caused some consumers to be more cost-conscious as they make funeral purchase decisions.”
Decreases in the cost of diesel fuel and some raw materials were important factors in the company’s gross margin improvement from 40.2 percent to 41.6 percent (140 basis points), compared to the third quarter of fiscal 2008. Operating expenses also improved from $28.4 million to $27.3 million (3.9 percent). Investment income of $1.9 million was down $2.5 million (56.8 percent), primarily because of a $1.2 million decrease in the fair value of the investment portfolios of the limited partnerships held by the company.
Cash flow from operations remained strong at $33.3 million in the third quarter. Excluding a voluntary contribution of $7.8 million to the company’s pension plans, cash flows were largely flat compared with the same period in 2008.
“This recession has affected every part of the American economy, and for the first time, it’s also affected our industry,” Camp said. “We don’t know if the way consumers are currently making decisions will linger or, as part of an economic recovery, people will return fully to their long-standing family burial traditions.
“The entire Hillenbrand team is working diligently to increase productivity, respond directly to the aggressive price competition in our industry and create new ways to meet the needs of our customers and their client families,” Camp said.

Outlook for Fiscal Year 2009
Because significant uncertainty about the economy remains, it is more difficult than usual to forecast future results with accuracy; however, the company anticipates annual results will be within previously announced guidance, although closer to the low end of the range. On July 29, the U.S. Fifth Circuit Court of Appeals denied the plaintiffs’ request for reconsideration in previously reported antitrust litigation. Due to this and other previously reported favorable court rulings, the company anticipates 2009 expenses related to this litigation will be lower than estimated in our guidance.
Hillenbrand, Inc.
(amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 09 Range
	FY 08	Low	High
Net revenues	$678	$650	$670
Income before taxes	$153	$152	$162
Tax rate	39.2%	36.4%	35.4%
Net income	$93	$97	$105
Average diluted shares outstanding	63	61	61
Diluted net income per share	$1.49	$1.57	$1.70

Excluding certain non-operating costs (antitrust litigation and separation*)
Net income	$108	$101	$109
Diluted net income per share	$1.73	$1.65	$1.78

*	Non-GAAP Financial Disclosures and Reconciliations for Third Quarter 2009
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand, Inc.
(amounts in millions)

	Three Months Ended			Three Months Ended			Fiscal Year 2009
	June 30, 2008			June 30, 2009			Guidance Midpoint
	Pre-	Income	Post-	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax	Tax	Taxes	Tax

GAAP net income	$41.0	$14.3	$26.7	$40.3	$14.9	$25.4	$156.9	$56.3	$100.6

Certain non-operating costs:
Antitrust litigation	0.9	0.3	0.6	0.3	0.1	0.2	7.0	2.6	4.4
Separation	0.1	—	0.1	—	—	—	0.2	0.1	0.1

Adjusted net income	$42.0	$14.6	$27.4	$40.6	$15.0	$25.6	$164.1	$59.0	$105.1

Additional assumptions and discussion will be provided during the company’s conference call later today.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. ET Wednesday, Aug. 12, 2009. During the event, management will discuss the results for the third quarter of fiscal year 2009, which ended June 30, 2009. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through Aug. 11, 2010, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-719-9795 (1-719-325-4783 for international callers). A replay of the call will be available through midnight Wednesday, Aug. 26, 2009, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 6524514.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net revenues	$158.7	$165.0	$496.0	$519.3
Cost of goods sold	92.7	98.6	285.9	302.8

Gross profit	66.0	66.4	210.1	216.5
Operating expenses (including separation costs)	27.3	28.4	87.8	99.2

Operating profit	38.7	38.0	122.3	117.3
Interest expense	(0.3)	(1.4)	(1.8)	(1.4)
Investment income (loss) and other	1.9	4.4	4.2	3.9

Income before income taxes	40.3	41.0	124.7	119.8
Income tax expense	14.9	14.3	45.0	45.8

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income	$25.4	$26.7	$79.7	$74.0

Income per common share-basic and diluted	$0.41	$0.42	$1.29	$1.18
Dividends per common share*	$0.185	$0.1825	$0.555	$0.1825

Average common shares outstanding — basic and diluted	61.7	62.5	61.8	62.5

*	Our first dividend as a stand-alone public company was paid June 30, 2008.

Hillenbrand, Inc.
Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	June 30,	September 30,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$28.8	$14.7
Trade accounts receivable, net	84.6	88.4
Inventories	43.7	48.6
Deferred income taxes	19.2	22.4
Other current assets	10.7	7.5

Total current assets	187.0	181.6
Property, net	86.5	90.8
Intangible assets, net	17.2	19.7
Auction rate securities and related Put right	49.6	51.1
Note receivable from Forethought Financial Group, Inc.	139.5	130.4
Investments	18.5	25.2
Deferred income taxes	20.9	19.7
Other assets	21.4	26.8

Total Assets	$540.6	$545.3

LIABILITIES
Current Liabilities
Revolving credit facility	$80.0	$100.0
Trade accounts payable	12.8	15.8
Accrued compensation	23.7	24.6
Accrued customer rebates	17.2	20.4
Other current liabilities	15.8	20.8
Due to Hill-Rom Holdings, Inc.	0.1	4.4

Total current liabilities	149.6	186.0
Deferred compensation, long-term portion	4.7	7.0
Accrued pension and postretirement healthcare, long-term portion	27.5	33.5
Other long-term liabilities	32.9	30.4

Total Liabilities	214.7	256.9

Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common stock, no par value, 199.0 shares authorized; 62.8 and 62.4 shares issued, 61.8 and 62.1 shares outstanding at June 30, 2009 and September 30, 2008, respectively	—	—
Additional paid-in-capital	296.4	286.4
Retained earnings	68.2	23.0
Treasury stock, at cost; 1.0 and 0.3 shares at June 30, 2009 and September 30, 2008, respectively	(18.4)	(6.2)
Accumulated other comprehensive loss	(20.3)	(14.8)

Total Shareholders’ Equity	325.9	288.4

Total Liabilities and Shareholders’ Equity	$540.6	$545.3

Hillenbrand, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Nine Months Ended June 30,
	2009	2008
Operating Activities:
Net income	$79.7	$74.0
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	13.8	14.1
(Benefit) provision for deferred income taxes	(1.2)	1.0
Net gain on disposal of property	(0.1)	(0.1)
Interest income on note receivable from Forethought Financial Group, Inc.	(9.1)	(2.8)
Equity in net (income) loss from affiliates	5.7	(0.4)
Distribution of earnings from affiliates	0.4	—
Stock based compensation	5.5	0.5
Trade accounts receivable	3.2	5.2
Inventories	4.6	(2.9)
Other current assets	2.1	(3.8)
Trade accounts payable	(2.9)	(4.2)
Accrued expenses and other current liabilities	(7.5)	4.1
Income taxes prepaid or payable	(2.8)	17.5
Amounts due to/from Hill-Rom Holdings, Inc.	—	(11.1)
Defined benefit plan funding	(9.0)	(1.3)
Deferred compensation	(2.5)	(0.5)
Other, net	5.0	1.5

Net cash provided by operating activities	84.9	90.8

Investing Activities:
Capital expenditures	(7.1)	(6.1)
Proceeds on disposal of property	0.2	0.3
Payment for acquisition of business, net of cash acquired	—	(0.4)
Proceeds from sale or redemption of auction rate securities	1.8	2.7
Capital contributions to affiliates	(0.6)	—
Return of investment capital from affiliates	2.1	0.6

Net cash used in investing activities	(3.6)	(2.9)

Financing Activities:
Proceeds from revolving credit facility	40.0	250.0
Repayments on revolving credit facility	(60.0)	(140.0)
Deferred financing costs and other	(0.1)	(0.9)
Payment of dividends on common stock	(34.2)	(11.4)
Purchase of common stock	(12.5)	—
Net change in advances to former parent	—	(290.3)
Cash received from parent in connection with separation	—	125.4
Proceeds on issuance of common stock	—	0.4

Net cash used in financing activities	(66.8)	(66.8)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	—

Net cash flows	14.1	21.1

Cash and cash equivalents:
At beginning of period	14.7	11.9

At end of period	$28.8	$33.0

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	increase	higher/lower	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: the company’s ongoing antitrust litigation; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies or cost reductions; failure of the company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances; competition from nontraditional sources in the funeral services business; volatility of the company’s investment portfolio; increased costs or unavailability of raw materials; labor disruptions; the ability to retain executive officers and other key personnel; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of the company’s Annual Report on Form 10-K for the year ended Sept. 30, 2008, filed Dec. 9, 2008. The company assumes no obligation to update or revise any forward-looking information.

About Hillenbrand, Inc.

Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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